UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SONDE RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada (State of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)
Suite 3100, 500 - 4th Avenue SW Calgary, Alberta, Canada (Address of principal executive offices)	T2P 2V6 (Postal Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock	NYSE MKT

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
Sonde Resources Corp. (the “Company”) has entered into an Amended and Restated Arrangement Agreement, dated November 25, 2013, among the Company, Marquee Energy Ltd., 1775412 Alberta Ltd. and 1771538 Alberta Ltd. (the “Arrangement”), a copy of which was attached to the Notice of Special Meeting of Shareholders and Notice of Originating Application and Management Information Circular furnished to the SEC under cover of Form 6-K on December 4, 2013. The Arrangement was amended in certain nonmaterial respects on December 20, 2013. The Arrangement will be effected pursuant to Section 193 of the Business Corporations Act (Alberta). Pursuant to the Arrangement, among other things, each issued and outstanding common share of the Company will be consolidated on a basis of 0.9 post-consolidation share for each one pre-consolidation share. This registration statement on Form 8-A registers the post-consolidation shares under the U.S. Securities Exchange Act of 1934, as amended, and is effective upon the receipt by the U.S. Securities and Exchange Commission of certification from NYSE MKT of the listing of the post-consolidation shares.

Item 1.    Description of Registrant’s Securities to be Registered

The rights and restrictions attached to the Company’s post-consolidation common shares are as follows:
1.    The holders of the common shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Company.
2.    The holders of common shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare, provided however, that no dividend shall be declared or paid to the holders of the common shares in any one financial year of the Company unless and until the holders of the preferred shares shall have received the dividend to which they are entitled for that year.
3.    The holders of common shares shall be entitled to share equally in the assets of the Company remaining upon liquidation of the Company after the creditors of the Company have been satisfied.
Certificates representing post-consolidation common shares also evidence certain rights to purchase such common shares, upon the terms and subject to the conditions set forth in the Shareholder Rights Plan Agreement, as amended, as described in the exhibits listed under “Item 2. Exhibits” below, which are incorporated herein by reference.

Item 2.        Exhibits

1.
Shareholder Rights Plan Agreement, dated as of June 3, 2010, between Sonde Resources Corp. and Valiant Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Form 8-A regarding the rights filed on June 4, 2010, File No. 001-31395).

2.
Shareholder Rights Plan Amendment Agreement, dated as of June 19, 2013, between Sonde Resources Corp. and Valiant Trust Company, as Rights Agent (incorporated by reference to Exhibit 2 to the Company’s Form 8-A/A regarding the rights filed on July 5, 2013, File No. 001-31395).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
SONDE RESOURCES CORP.

By:     /s/ William K. Dirks
Name: William K. Dirks
Title: President and Chief Operating Officer

Dated: December 20, 2013

3